Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 4th QUARTER AND FULL YEAR SALES AND EPS

•	Repurchases Approximately 2.6 Million Shares for $93 Million in Q4 2005
•	Provides Fiscal 2006 EPS Guidance
•	Provides Initial Q1 2006 EPS Guidance

New York, NY March 1, 2006 – Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.74 for the fourth quarter 2005 compared to diluted EPS of $0.75 for the fourth quarter 2004. Net sales for the fourth quarter 2005 were a record $1.200 billion, up 0.2% over the comparable 2004 period.

The fourth quarter 2005 results include a $0.04 reduction in EPS associated with the adoption of FASB 123R and the shift in the composition of our equity-based management compensation plan from options toward restricted stock.

For the full year 2005, diluted EPS increased 3.2% to $2.94, up from $2.85 in 2004. Net sales for the full year 2005 were a record $4.848 billion, up 4.6% over the comparable 2004 period.

The full year 2005 results include a $0.10 reduction in EPS associated with the adoption of FASB 123R and the shift in the composition of our equity-based management compensation plan.

The Company will sponsor a conference call today at 10:00 am EST to discuss its fourth quarter 2005 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Wednesday, March 22, 2006.

Paul R. Charron, Chairman and Chief Executive Officer, stated: “We are pleased with our 2005 performance, but we know we have more work to do to further enhance profitability and drive long-term growth at Liz Claiborne Inc. In the face of a challenging market environment, we continue to focus on those things we can control. We’re taking significant steps to take costs out of the business and streamline our operations to more efficiently manage our brand portfolio and more closely align our business with rapidly changing customer and consumer needs. We are also redeploying resources and shifting our investment focus to better capitalize on the many compelling growth opportunities among our more than 40 brands, including targeted brand extensions and global retail expansion for ‘power brands’ such as Juicy Couture, Lucky Brand, Sigrid Olsen and Mexx.”

Mr. Charron continued, “In addition, we remain committed to strategic acquisitions as part of our growth strategy. With a robust balance sheet and strong cash flow from operations, we have the financial flexibility to take advantage of opportunities where the strategy is compelling and the price is appropriate.”

FOURTH QUARTER RESULTS

Net Sales

Net sales for the fourth quarter of 2005 were a record $1.200 billion, an increase of $2 million, or 0.2%, compared to the fourth quarter of 2004. The impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses reduced net sales by approximately $21 million, or 1.8%, during the quarter. Net sales results for our business segments are provided below:

•	Wholesale Apparel net sales decreased $52 million, or 7.4%, to $647 million as a result of:
-

A $47 million net decrease across our wholesale apparel businesses (excluding C & C California (acquired January 2005) and Prana (acquired November 2005)), primarily driven by decreases in our domestic Liz Claiborne, Ellen Tracy, Sigrid Olsen, licensed DKNY® Jeans men’s, Crazy Horse (both men’s and women’s), Claiborne, Dana Buchman and Villager businesses, as well as the impact of the discontinuation of the Kenneth Cole womenswear license, partially offset by increases in our J.H. Collectibles, Mexx Europe, licensed DKNY® Jeans women’s, Axcess (both men’s and women’s), Enyce, Juicy Couture and First Issue businesses, as well as the addition of our Tapemeasure, Belongings, Metroconcepts and Tint businesses. Net sales in our domestic Liz Claiborne business decreased 20.7% compared to last year;

	-	A $10 million decrease resulting from the impact of foreign currency exchange rates in our international businesses; and
	-	The inclusion of $5 million of sales from the acquired C & C California and Prana businesses.
•

Wholesale Non-Apparel net sales increased $19 million, or 11.9%, to $174 million, primarily due to increases in our cosmetics, Juicy Couture, Liz Claiborne, Lucky Brand and mid-tier handbags, Monet, Sigrid Olsen, Juicy Couture, Lucky Brand and mid-tier jewelry and mid-tier fashion accessories businesses.

•	Retail net sales increased $35 million, or 10.4%, to $368 million as a result of:
-

A $45 million net increase primarily driven by a 6.0% comparable store sales increase in our specialty retail business (including a 14.1% comparable store sales increase in our Lucky Brand business), a 2.0% comparable store sales increase in our outlet business and the net addition in fiscal 2005 of 69 specialty retail and 36 outlet stores, reflecting in part the opening of 21 Mexx, 20 Lucky Brand and 19 Sigrid Olsen specialty retail stores, and 22 Mexx and 14 Liz Claiborne outlet stores in the United States, Canada and Europe. Comparable store sales increased by 3.9% overall. We ended the quarter with a total of 338 specialty retail stores, 321 outlet stores and 646 international concession stores; and

	-	A $10 million decrease resulting from the impact of foreign currency exchange rates in our international businesses.
•	Corporate net sales, consisting of licensing revenue, were $10 million, flat compared to last year.

Gross Profit

Gross profit increased $18 million, or 3.2%, to $576 million in the fourth quarter of 2005 over the fourth quarter of 2004. Gross profit decreased by approximately $13 million in the quarter due to the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses. Gross profit as a percent of net sales increased to 48.0% in 2005 from 46.6% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe business and our Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, as well as a decreased proportion of sales from our domestic Liz Claiborne apparel business, which runs at a lower gross profit rate than the Company average, partially offset by higher promotional activity in our wholesale businesses.

Selling, General & Administrative Expenses

Selling, General & Administrative expenses (“SG&A”) increased $20 million, or 4.8%, to $447 million in the fourth quarter of 2005 over the fourth quarter of 2004 and as a percent of net sales was 37.2%, compared to 35.6% in the fourth quarter of 2004. The SG&A increase reflected the following:

•	The inclusion of $5 million of expenses from the acquired C & C California and Prana businesses and the start-up of internally developed businesses;
•

The inclusion of $7 million of expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation toward restricted stock and away from stock options;

•	An $11 million decrease resulting from the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses; and
•	A $19 million net increase primarily resulting from the expansion of our domestic and international retail businesses.

The increased SG&A rate primarily reflected the impact of expenses described above, in addition to the increased proportion of expenses related to our Canadian specialty retail businesses, which run at higher SG&A rates than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives.

Restructuring Gain / Expense

The pretax restructuring gain in the fourth quarter of 2005 of $0.4 million represents the reversal of prior restructuring reserves. The pretax restructuring charge in the fourth quarter of 2004 of $10 million represents costs associated with the restructuring of our European business and the closure of our Secaucus, New Jersey distribution center.

Operating Income

Operating income for the fourth quarter of 2005 was $130 million, compared to $122 million in the fourth quarter of 2004, including the impact of FASB 123R in 2005 and the restructuring charge in 2004. Operating income decreased by $2 million due to the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses. Operating income as a percent of net sales increased to 10.8% in 2005 compared to 10.2% in 2004.

Operating income by business segment is provided below:

•	Wholesale Apparel operating income was $53 million (8.2% of net sales) in 2005 compared to $53 million (7.6% of net sales) in 2004, including the impact of the restructuring charge in

2004, principally reflecting decreased profits in our Liz Claiborne, Ellen Tracy, Sigrid Olsen, Dana Buchman and Laundry by Shelli Segal businesses, partially offset by increased profits in our Mexx Europe, licensed DKNY® Jeans women’s and Juicy Couture businesses.

•

Wholesale Non-Apparel operating income was $26 million (14.8% of net sales) in 2005 compared to $22 million (13.8% of net sales) in 2004, principally due to increases in our cosmetics, Liz Claiborne and mid-tier handbags, Juicy Couture, Sigrid Olsen and mid-tier jewelry and mid-tier fashion accessories businesses.

•

Retail operating income was $44 million (11.9% of net sales) in 2005 compared to $41 million (12.4% of net sales), principally reflecting increased profits in our Lucky Brand, Mexx Europe (including the receipt of an approximately $3 million lease termination payment from a landlord, net of related costs), and Mexx Canada businesses, offset by decreased profits in our outlet and Monet Europe concession businesses.

•	Corporate operating income, primarily consisting of licensing income, was $8 million in 2005 compared to $6 million in 2004.

Other Expense / Income, Net

Net other expense in the fourth quarter of 2005 was $1 million, compared to net other income of $11 million in the fourth quarter of 2004, primarily reflecting the $12 million pretax gain associated with the gain on the sale of all 1.5 million shares of stock previously held in Kenneth Cole Productions, Inc. (NYSE:KCP).

Net Interest Expense

Net interest expense in the fourth quarter of 2005 was $8 million, compared to $10 million in 2004.

Income Taxes

The Company’s effective tax rate in the fourth quarter of 2005 was 35.4% compared to 33.3% primarily due to a shift in earnings to jurisdictions with higher statutory tax rates.

Net Income

Net income in the fourth quarter of 2005 decreased to $78 million, or 6.5% of net sales, from $83 million in the fourth quarter of 2004, or 6.9% of net sales. Diluted earnings per common share decreased to $0.74 in 2005, from $0.75 in 2004, a 1.3% decrease.

Average diluted shares outstanding decreased by 3.6 million shares to 106.0 million in the fourth quarter of 2005 compared to 2004 as a result of the impact of shares repurchased during 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

FULL YEAR RESULTS

Net Sales

Net sales for 2005 were $4.848 billion, an increase of $215 million, or 4.6%, over net sales for 2004. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses added approximately $13 million in sales during the year. Net sales results for our business segments are provided below:

•	Wholesale Apparel net sales decreased $18 million, or 0.6%, to $2.947 billion. This result reflected:
-

A $53 million net decrease across our wholesale apparel businesses (excluding C & C California and Prana), primarily reflecting decreases in our domestic Liz Claiborne, Ellen Tracy, Crazy Horse women’s, Villager, Claiborne and Enyce businesses, as well as the impact of the discontinuation of the Kenneth Cole womenswear license, partially offset by increases in our Mexx Europe, Juicy Couture, J.H. Collectibles, Axcess (both men’s and women’s), licensed DKNY® Jeans women’s, Lucky Brand and Emma James businesses, as well as the addition of our Tapemeasure, Belongings, Metroconcepts and Tint businesses. Net sales in our domestic Liz Claiborne business decreased 19.5% compared to last year.

	-	The inclusion of $17 million of sales from the acquired C & C California and Prana businesses;
	-	The reimbursement of $12 million from a customer of improperly collected markdown allowances; and
	-	A $6 million increase resulting from the impact of foreign currency exchange rates in our international businesses.
•

Wholesale Non-Apparel net sales increased $86 million, or 15.2%, to $651 million. The increase primarily reflected increases in our cosmetics, Juicy Couture, Liz Claiborne, Lucky Brand and mid-tier handbags and Monet, Juicy Couture, mid-tier, licensed Kenneth Cole and Sigrid Olsen jewelry businesses, as well as the addition of our First Issue handbags, Axcess jewelry and fashion accessories and Tint jewelry businesses. The impact of foreign currency exchange rates in our international businesses was not material in this segment.

•	Retail net sales increased $142 million, or 13.3%, to $1.207 billion. The increase reflected the following:
	-	A $6 million increase resulting from the impact of foreign currency exchange rates in our Canadian businesses; and
-

A $136 million net increase primarily driven by higher comparable store sales in our specialty retail business (including a 21.6% comparable store sales increase in our Lucky Brand business) and the net store openings mentioned above.

Comparable store sales in our Company-operated stores increased by 2.1% overall, driven by a 9.1% increase in our specialty retail business, partially offset by a 3.4% decrease in our outlet business.
•	Corporate net sales, consisting of licensing revenue, increased $6 million to $42 million as a result of revenues from new licenses as well as growth in our existing license portfolio.

Gross Profit

Gross profit increased $156 million, or 7.3%, to $2.298 billion in 2005 over 2004, primarily reflecting the increase in net sales, a $6 million increase due to the impact of foreign currency exchange rates, as a result of the strengthening of the Canadian dollar, in our international businesses in addition to the reimbursement of $12 million from a customer of improperly collected markdown allowances. Gross profit as a percent of net sales increased to 47.4% in 2005 from 46.2% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe, Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, as well as a decreased proportion of sales from our domestic Liz Claiborne wholesale apparel business, which runs at a lower gross profit rate than the Company average, partially offset by the additional liquidation of excess inventory.

Selling, General & Administrative Expenses

SG&A increased $144 million, or 8.8%, to $1.774 billion in the full year 2005 and as a percent of net sales increased to 36.6% in the full year 2005 from 35.2% in 2004. The SG&A increase reflected the following:

•	A $14 million increase resulting from the acquisitions of C & C California and Prana and the start-up of internally developed businesses;
•	A $6 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the Canadian dollar, in our international businesses;
•	The inclusion of $16 million of expenses resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan; and
•	A $108 million net increase primarily resulting from expenses associated with the expansion of our domestic and international retail businesses.

The increased SG&A rate primarily reflected the impact of expenses described above, in addition to the increased proportion of expenses related to our Canadian specialty retail and Mexx Europe businesses, which run at higher SG&A rates than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average, partially offset by Company-wide expense control initiatives.

Restructuring Gain / Expense

In 2005 and 2004, we recorded pretax restructuring gains of $0.6 million ($0.4 million after tax) and $0.1 million ($0.07 million after tax), respectively, to reverse prior restructuring reserves. The pretax restructuring charge in 2004 of $10 million ($7 million after tax) is associated with the restructuring of our European business and the closure of our Secaucus, New Jersey distribution center.

Operating Income

Operating income for the full year 2005 was $525 million, an increase of $23 million, or 4.5%, over 2004, primarily reflecting higher sales, lower sourcing costs and the reimbursement of $12 million from a customer of improperly collected markdown allowances, partially offset by $9 million of expenses primarily related to workforce reductions and office and distribution center real estate consolidations and $16 million of expenses resulting from the adoption of FASB 123R and the shift in our equity-based management compensation plan. Operating income as a percent of net sales decreased to 10.8% in 2005 from 10.9% in 2004.

Operating income by business segment is provided below:

•

Wholesale Apparel operating income was $324 million (11.0% of net sales) in 2005 compared to $323 million (10.9% of net sales) in 2004, principally reflecting increased profits in our Mexx Europe, Juicy Couture, J.H. Collectibles, Axcess women’s, licensed DKNY® Jeans women’s, Villager and Emma James businesses, as well as the favorable impact of the discontinuation of the Kenneth Cole womenswear license, primarily offset by reduced profits in our Liz Claiborne, Ellen Tracy, Sigrid Olsen, Enyce, Crazy Horse women’s and Claiborne businesses.

•

Wholesale Non-Apparel operating income increased by $23 million to $102 million (15.6% of net sales) in 2005 compared to $79 million (13.9% of net sales) in 2004, principally due to increased profits in our cosmetics, Liz Claiborne, mid-tier and Lucky Brand handbags and

Monet, Juicy Couture and Sigrid Olsen jewelry businesses, as well as the addition of our Tint jewelry and Axcess jewelry businesses.
•

Retail operating income was $68 million (5.6% of net sales) in 2005 compared to $73 million (6.9% of net sales) in 2004, principally reflecting reduced profits in our outlet and Liz Claiborne Europe businesses, partially offset by increased profits in our Lucky Brand, Mexx Canada and Juicy Couture businesses.

•	Corporate operating income, primarily consisting of licensing income, was $32 million in 2005 compared to $27 million in 2004.

Other Expense / Income, Net

Net other expense in 2005 was $2 million, compared to net other income in 2004 of $10 million, primarily reflecting the $12 million pretax gain associated with the gain on the sale of the Kenneth Cole Productions, Inc. stock discussed above.

Net Interest Expense

Net interest expense in the full year 2005 was $32 million, flat to last year.

Income Taxes

The Company’s effective tax rate in 2005 increased to 35.4% from 34.7% in 2004 primarily due to a shift in earnings to jurisdictions with higher statutory tax rates.

Net Income

Net income increased in 2005 to $317 million, or 6.5% of net sales, from $314 million in 2004, or 6.8% of net sales. Diluted EPS increased 3.2% to $2.94 in 2005, up from $2.85 in 2004.

Average diluted shares outstanding decreased by 2.0 million shares to 107.9 million in 2005 compared to 2004 as a result of the impact of shares repurchased during 2005, partially offset by the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW

We ended the year with $343 million in cash and marketable securities, compared to $393 million at the end of 2004, and with $467 million of debt outstanding compared to $541 million at the end of 2004. This $24 million decrease in our net debt position is primarily attributable to cash flow from operations for the year of $441 million and the effect of foreign currency translation on our Eurobond (which reduced our debt balance by $62 million), partially offset by $198 million in share repurchases, $159 million in capital and in-store expenditures, the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand, the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada and the $32 million payment made in connection with the acquisition of Prana. We ended the year with $2.003 billion in stockholders’ equity, giving us a total debt to total capital ratio of 18.9% at the end of 2005, compared to 23.0% at the end of 2004. We ended the year with approximately $153 million remaining on our share repurchase authorization.

Accounts receivable decreased $16 million, or 3.8%, at the end of 2005 compared to the end of 2004, primarily due to a $21 million decrease resulting from foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses, as well as decreased sales and timing of payments in our wholesale apparel business, partially offset by volume-related growth in our wholesale non apparel business.

Inventories decreased $5 million, or 0.9%, at the end of 2005 compared to the end of 2004, primarily due to a $21 million decrease in inventories in our comparable businesses as well as a $19 million decrease resulting from foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses, partially offset by a $35 million increase resulting from new business initiatives and the expansion of our retail business, net of discontinued lines.

Net cash provided by operating activities was $441 million in 2005, compared to $457 million in 2004. This $16 million decrease in cash flow was primarily due to changes in working capital, primarily due to changes in accounts payable due to the timing of payments and accrued expenses primarily due to a reduction of certain employment-related obligations, partially offset by changes in our accounts receivable and inventory balances.

Net cash used in investing activities was $299 million in 2005, compared to $310 million in 2004. Net cash used in 2005 primarily reflected the $29 million payment made in connection with the acquisition of C & C California, the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the 45 million Canadian dollars ($37 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada and the $32 million payment made in connection with the acquisition of Prana, as well as $159 million for capital and in-store expenditures. Net cash used in 2004 primarily reflected the 160 million euro ($192 million based upon the exchange rate on such date) final payment made in connection with the fiscal 2001 acquisition of Mexx Europe in addition to $146 million in capital and in-store expenditures.

Net cash used in financing activities was $199 million in 2005, compared to $51 million in 2004. This $149 million increase in cash used primarily reflected a $45 million decrease in short-term borrowings and an $81 million increase in stock repurchases.

FORWARD OUTLOOK

Fiscal 2006

For fiscal 2006, we are projecting net sales to increase low single digits compared to fiscal 2005, an operating margin in the range of 9.2 - 9.6% and EPS in the range of $2.58 - $2.73. Foreign currency exchange rates are expected to reduce 2006 sales by approximately 1% and will have an immaterial impact on 2006 EPS.

The fiscal 2006 results are projected to include a $0.36 reduction in EPS or an approximate 120 basis point reduction in operating margin due to the following:

•

A $0.09 reduction in EPS associated with the incremental impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation plan;

•	A $0.36 reduction in EPS associated with the costs resulting from the Company’s recently announced plans to streamline operations;
•	An $0.18 increase in EPS associated with the savings resulting from the above initiatives; and
•	A $0.09 reduction in EPS associated with the reinvestment of a portion of these savings in marketing and in-store support.

Sales by segment for fiscal 2006 are projected as follows:

•	In our wholesale apparel segment, we expect 2006 net sales to decrease low single digits compared to 2005.
•	In our wholesale non-apparel segment, we expect 2006 net sales to increase mid single digits compared to 2005.
•	In our retail segment, we expect 2006 net sales to increase in the mid teens compared to 2005.
•	In our corporate segment, we expect 2006 licensing revenue to increase by 10% compared to 2005.

First Quarter 2006

For the first quarter of 2006, we are projecting net sales to decrease low single digits compared to the first quarter of 2005, an operating margin in the range of 6.7 - 7.2% and EPS in the range of $0.42 - $0.46. Foreign currency exchange rates are expected to reduce first quarter 2006 sales by approximately 2% and will have an immaterial impact on first quarter 2006 EPS.

First quarter 2006 results are projected to include an $0.18 reduction in EPS or an approximate 250 basis point reduction in operating margin due to the following:

•

A $0.04 reduction in EPS associated with the incremental impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation plan;

•	A $0.15 reduction in EPS associated with the costs resulting from Company’s recently announced plans to streamline operations; and
•	A $0.01 increase in EPS associated with the savings resulting from the above initiatives.

Sales by segment for the first quarter of 2006 are projected as follows:

•	In our wholesale apparel segment, we expect first quarter 2006 net sales to decrease high single digits compared to 2005.
•	In our wholesale non-apparel segment, we expect first quarter 2006 net sales to increase mid single digits compared to 2005.
•	In our retail segment, we expect first quarter 2006 net sales to increase in the mid teens compared to 2005.
•	In our corporate segment, we expect first quarter 2006 licensing revenue to increase by 10% compared to 2005.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, MetroConcepts, Mexx,

Monet, Monet 2, Prana, Realities, Rhythm & Blues, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2006 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the recently completed merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks related to the Company’s ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with, and any work stoppages by, its employees, including its union employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Business-Competition; Certain Risks” and under the heading “Statement Regarding Forward-Looking Statements”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF INCOME

(All amounts in thousands, except per common share data)

(Unaudited)

(13 Weeks) December 31, 2005	% of Sales	(13 Weeks) January 1, 2005	% of Sales
Net Sales	$1,199,588	100.0%	$1,197,556	100.0%
Cost of goods sold	623,369	52.0%	639,031	53.4%
Gross Profit	576,219	48.0%	558,525	46.6%

Selling, general & administrative expenses	446,508	37.2%	426,254	35.6%

Restructuring (gain) expense	(389)	0.0%	9,799	0.8%

Operating Income	130,100	10.8%	122,472	10.2%

Other (expense) income, net	(730)	-0.1%	11,134	0.9%

Interest expense, net	(8,174)	-0.7%	(9,748)	-0.8%

Income Before Provision for Income Taxes	121,196	10.1%	123,858	10.3%

Provision for Income Taxes	42,903	3.6%	41,197	3.4%

Net Income	$78,293	6.5%	$82,661	6.9%

Weighted Average Common Shares Outstanding	104,686		107,635

Basic Earnings Per Common Share	$0.75		$0.77

Weighted Average Common Shares and Share Equivalents Outstanding	105,956		109,577

Diluted Earnings Per Common Share	$0.74		$0.75

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF INCOME

(All amounts in thousands, except per common share data)

(52 Weeks) December 31, 2005	% of Sales	(52 Weeks) January 1, 2005	% of Sales
Net Sales	$4,847,753	100.0%	$4,632,828	100.0%
Cost of goods sold	2,549,396	52.6%	2,490,266	53.8%
Gross Profit	2,298,357	47.4%	2,142,562	46.2%

Selling, general & administrative expenses	1,773,627	36.6%	1,630,122	35.2%

Restructuring (gain) expense	(610)	0.0%	9,694	0.2%

Operating Income	525,340	10.8%	502,746	10.9%

Other (expense) income, net	(2,264)	0.0%	9,602	0.2%

Interest expense, net	(31,798)	-0.7%	(32,151)	-0.7%

Income Before Provision for Income Taxes	491,278	10.1%	480,197	10.4%

Provision for Income Taxes	173,912	3.6%	166,628	3.6%

Net Income	$317,366	6.5%	$313,569	6.8%

Weighted Average Common Shares Outstanding	106,354		108,128

Basic Earnings Per Common Share	$2.98		$2.90

Weighted Average Common Shares and Share Equivalents Outstanding	107,919		109,886

Diluted Earnings Per Common Share	$2.94		$2.85

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.23		$0.23

LIZ CLAIBORNE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

December 31, 2005	January 1, 2005
Assets
Current Assets:
Cash and cash equivalents	$328,527	$385,637
Marketable securities	14,638	7,797
Accounts receivable – trade, net	415,849	432,065
Inventories, net	536,296	541,139
Deferred income taxes	47,688	51,117
Other current assets	113,539	91,386
Total Current Assets	1,456,537	1,509,141

Property and Equipment, Net	494,693	474,573
Goodwill and Intangibles, Net	1,190,582	1,036,641
Other Assets	10,224	9,397
Total Assets	$3,152,036	$3,029,752

Liabilities and Stockholders’ Equity
Current Liabilities	$607,739	$637,601
Long-Term Debt and Obligations Under Capital Leases	417,833	484,516
Other Non-Current Liabilities	66,692	32,836
Deferred Income Taxes	54,170	49,490
Minority Interest	2,896	13,520
Stockholders’ Equity	2,002,706	1,811,789
Total Liabilities and Stockholders’ Equity	$3,152,036	$3,029,752

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

(52 Weeks) December 31, 2005	(52 Weeks) January 1, 2005

Cash Flows from Operating Activities:
Net income	$317,366	$313,569
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	127,508	115,634
Deferred income taxes	1,824	4,424
Share-based compensation	23,688	11,826
Tax benefit on exercise of stock options	5,779	11,397
Gain on sale of securities	--	(11,934)
Restructuring (gain) expense	(610)	9,694
Other, net	(23)	(97)
Change in current assets and liabilities, exclusive of acquisitions:
Decrease (increase) in accounts receivable – trade, net	1,677	(32,510)
Increase in inventories, net	(3,472)	(47,274)
Increase in other current assets	(23,488)	(2,440)
(Decrease) increase in accounts payable	(3,861)	28,373
Increase in accrued expenses	5,280	55,833
(Decrease) increase in income taxes payable	(11,116)	769
Net cash provided by operating activities	440,552	457,264

Cash Flows from Investing Activities:
Purchases of investment instruments	(4,611)	(134)
Proceeds from sales of securities	--	40,934
Purchases of property and equipment	(140,295)	(134,320)
Payments for acquisitions, net of cash acquired	(139,815)	(197,221)
Payments for in-store merchandise shops	(18,574)	(12,107)
Other, net	4,448	(7,146)
Net cash used in investing activities	(298,847)	(309,994)

Cash Flows from Financing Activities:
Short term borrowings	(7,389)	37,203
Principal payments under capital lease obligations	(5,871)	(1,805)
Proceeds from exercise of common stock options	34,944	55,150
Purchase of common stock	(198,208)	(116,817)
Dividends paid	(23,847)	(24,343)
Excess tax benefits related to stock options	897	--
Net cash used in financing activities	(199,474)	(50,612)

Effect of Exchange Rate Changes on Cash	659	(4,524)

Net Change in Cash and Cash Equivalents	(57,110)	92,134
Cash and Cash Equivalents at Beginning of Year	385,637	293,503
Cash and Cash Equivalents at End of Year	$328,527	$385,637

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All dollar amounts in thousands)

(Unaudited)

13 weeks ended December 31, 2005	% to Total	13 weeks ended January 1, 2005	% to Total
NET SALES:
Wholesale Apparel	$647,112	53.9%	$698,898	58.4%
Wholesale Non-Apparel	174,372	14.5%	155,769	13.0%
Retail	367,621	30.7%	332,903	27.8%
Corporate	10,483	0.9%	9,986	0.8%
Total Net Sales	$1,199,588	100.0%	$1,197,556	100.0%

13 weeks ended December 31, 2005	% of Sales	13 weeks ended January 1, 2005	% of Sales
OPERATING INCOME:
Wholesale Apparel	$52,854	8.2%	$53,164	7.6%
Wholesale Non-Apparel	25,856	14.8%	21,567	13.8%
Retail	43,754	11.9%	41,315	12.4%
Corporate	7,636	72.8%	6,426	64.4%
Total Operating Income	$130,100	10.8%	$122,472	10.2%

13 weeks ended December 31, 2005	% to Total	13 weeks ended January 1, 2005	% to Total
NET SALES:
Domestic	$873,119	72.8%	$888,802	74.2%
International	326,469	27.2%	308,754	25.8%
Total Net Sales	$1,199,588	100.0%	$1,197,556	100.0%

13 weeks ended December 31, 2005	% of Sales	13 weeks ended January 1, 2005	% of Sales
OPERATING INCOME:
Domestic	$96,504	11.1%	$107,337	12.1%
International	33,596	10.3%	15,135	4.9%
Total Operating Income	$130,100	10.8%	$122,472	10.2%

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All dollar amounts in thousands)

52 weeks ended December 31, 2005	% to Total	52 weeks ended January 1, 2005	% to Total
NET SALES:
Wholesale Apparel	$2,947,314	60.8%	$2,965,518	64.0%
Wholesale Non-Apparel	650,873	13.4%	564,874	12.2%
Retail	1,207,388	24.9%	1,065,826	23.0%
Corporate	42,178	0.9%	36,610	0.8%
Total Net Sales	$4,847,753	100.0%	$4,632,828	100.0%

52 weeks ended December 31, 2005	% of Sales	52 weeks ended January 1, 2005	% of Sales
OPERATING INCOME:
Wholesale Apparel	$323,555	11.0%	$323,424	10.9%
Wholesale Non-Apparel	101,550	15.6%	78,775	13.9%
Retail	68,160	5.6%	73,110	6.9%
Corporate	32,075	76.0%	27,437	74.9%
Total Operating Income	$525,340	10.8%	$502,746	10.9%

52 weeks ended December 31, 2005	% to Total	52 weeks ended January 1, 2005	% to Total
NET SALES:
Domestic	$3,586,048	74.0%	$3,502,565	75.6%
International	1,261,705	26.0%	1,130,263	24.4%
Total Net Sales	$4,847,753	100.0%	$$4,632,828	100.0%

52 weeks ended December 31, 2005	% of Sales	52 weeks ended January 1, 2005	% of Sales
OPERATING INCOME:
Domestic	$417,838	11.7%	$425,955	12.2%
International	107,502	8.5%	76,791	6.8%
Total Operating Income	$525,340	10.8%	$502,746	10.9%